November 2007 Preliminary Terms No. 425 Registration Statement No. 333-131266 Dated October 30, 2007 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Bear Market Auto-Callable Securities offer the opportunity for investors to take a bearish view on the underlying index and earn a relatively high annualized fixed redemption amount if the underlying index is at all below its initial index value on any one of the specified determination dates.  Investors must be comfortable with the risk of losing some or all of their principal and be willing to forgo interest payments and potential returns greater than the fixed returns.

SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	KBW Mortgage Finance IndexSM
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	November 16, 2007
Original issue date:	November 26, 2007 (5 business days after the pricing date)
Maturity date:	June 1, 2009
Quarterly, beginning on February 27, 2008 as follows:
Determination dates:	1st:	February 27, 2008	3rd:	August 27, 2008	5th:	February 27, 2009
	2nd:	May 27, 2008	4th:	November 27, 2008	Final:	May 27, 2009

If, on any of the first five quarterly determination dates, the underlying index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:

Early redemption payment:	1st:	$1,050 to $1,060	3rd:	$1,150 to $1,180	5th:	$1,250 to $1,300
	2nd:	$1,100 to $1,120	4th:	$1,200 to $1,240
The actual cash payment amount will be determined on the pricing date.
	Index Closing Value on Final Determination Date	Cash Payment at Maturity
	Less than the initial index value	$1,300 to $1,360 (as determined on the pricing date)
Payment at maturity (per security):	Greater than or equal to the initial index value but the index value has not increased to or above the trigger level at any time during the observation period	$1,000 stated principal amount
	Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period	$1,000 times the index performance factor, which may result in a loss of some or all of your investment
Trigger level:	120% of the initial index value
Index performance factor:	1 – [(final index value – initial index value) / initial index value]
Initial index value:	The underlying index closing value on the pricing date
Final index value:	The underlying index closing value on the final determination date
Observation period:	The period of regular trading hours for the underlying index from but excluding the pricing date to and including the final determination date
CUSIP:	617446W96
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Selected dealer:	Keefe, Bruyette & Woods, Inc.
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per security:	$1,000	$	$
Total:	$	$	$

(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 425 dated October 30, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Investment Overview
The Bear Market Auto-Callable Securities due June 1, 2009, Based Inversely on the Value of the KBW Mortgage Finance Index, which we refer to as the securities, are designed for investors who seek relatively high fixed positive returns if the KBW Mortgage Finance Index (the “underlying index”) is at all below the initial index value on any one of the six quarterly determination dates (including the final determination date).  An early redemption will occur if the underlying index is at all below the initial index value on any of the first five determination dates.  If an early redemption does not occur, the securities will be redeemed at maturity.

If, on the final determination date, the underlying index has increased from the initial index value, the securities will redeem for the stated principal amount unless the underlying index has increased to or above the trigger level at any time during the observation period.  In that case, the securities will redeem for less than the stated principal amount by an amount proportionate to the increase in the underlying index on the final determination date above the initial index value, which means investors will lose some or all of their investment.

Investors in the securities must be willing to accept the risk of loss of principal, and be willing to forgo interest payments and potential returns greater than the fixed returns.

KBW Mortgage Finance Index Recent Data Overview

Underlying index information as of close on October 29, 2007:

Bloomberg Ticker:	MFX
Current Index Value:	68.55
52 Weeks Ago:	98.34
52 Week High (on 12/27/06):	104.01
52 Week Low (on 10/25/07):	64.52

Underlying Index Performance January 1, 2002 through October 29, 2007

For additional information about the underlying index, see the information set forth under “Information about the KBW Mortgage Finance IndexSM” on page 11 and “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

November 2007	Page 2

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Key Investment Rationale
The securities offer investors an opportunity to capture fixed positive returns if the underlying index has declined from its initial value on any of the six determination dates, regardless of the extent of the decline.

Scenario 1
On any of the first five determination dates, the index closing value is less than the initial index value.
▪ In this scenario, each security redeems for the early redemption payment associated with the specific determination date.
▪ The investment will return 20% to 24% on an annualized basis.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final index value on the final determination date is less than the initial index value.
▪ In this scenario, the payment at maturity provides investors with a positive return of 30% to 36% of the stated principal amount (an approximate 20% to 24% annualized return).
▪ The securities would yield a greater return than would a direct short position on the KBW Mortgage Finance Index, but only if the underlying index were to decline by less than 30% to 36% by the final determination date.

Scenario 3
(i)   The securities are not automatically redeemed prior to maturity and
(ii)  the final index value is greater than the initial index value but
(iii) the index value has not increased to or above the trigger level at any time during the observation period.
▪ In this scenario, the payment at maturity for each security will be the $1,000 stated principal amount.

Scenario 4
(i)   The securities are not automatically redeemed prior to maturity and
(ii)  the final index value is greater than the initial index value and
(iii) the index value has increased to or above the trigger level at any time during the observation period.
▪ In this scenario, the payment at maturity for each security will be less than the $1,000 stated principal amount by an amount proportionate to the percentage increase in the underlying index from the initial index value at the final determination date.
▪ Investors will lose some or all of their investment.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The early redemption feature may limit the term of your investment to as short as three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪	The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the stocks underlying the underlying index.

▪	An investment in the securities could expose you to concentrated risk in the U.S. mortgage finance sector.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

November 2007	Page 3

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Fact Sheet
The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  If not previously redeemed, at maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the final determination date, subject to the automatic early redemption of the securities for a specified cash amount prior to maturity.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November 16, 2007	November 26, 2007 (5 business days after the pricing date)	June 1, 2009

Key Terms
Issuer:	Morgan Stanley
Underlying index:	KBW Mortgage Finance IndexSM
Underlying index publisher:	Keefe, Bruyette & Woods, Inc. (“KBW”)
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None

Quarterly, beginning on February 27, 2008 as follows:
Determination dates:	1st:	February 27, 2008	3rd:	August 27, 2008	5th:	February 27, 2009
	2nd:	May 27, 2008	4th:	November 27, 2008	Final:	May 27, 2009

Early redemption payment:
If, on any of the first five quarterly determination dates, the underlying index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:

	1st:	$1,050 to $1,060	3rd:	$1,150 to $1,180	5th:	$1,250 to $1,300
	2nd:	$1,100 to $1,120	4th:	$1,200 to $1,240
The actual cash payment amount will be determined on the pricing date.

	Index Closing Value on Final Determination Date	Cash Payment at Maturity
	Less than the initial index value	$1,300 to $1,360 (as determined on the pricing date)
Payment at maturity:	Greater than or equal to the initial index value but the index value has not increased to or above the trigger level at any time during the observation period	$1,000 stated principal amount
	Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period	$1,000 times the index performance factor, which may result in a loss of some or all of your investment

Trigger level:	120% of the initial index value
Index performance factor:	1 – [(final index value – initial index value) / initial index value]
Initial index value:	The underlying index closing value on the pricing date
Final index value:	The underlying index closing value on the final determination date
Observation period:
The observation period is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from but excluding the pricing date to and including the final determination date.

Risk factors:	Please see “Risk Factors” on page 9.

November 2007	Page 4

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617446W96
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under these preliminary terms and is superseded by the following discussion.
Although the issuer believes each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this characterization of the securities is respected, the following U.S. federal income tax consequences should result:
• A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange; and
• Upon sale, exchange, early redemption, or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be short-term capital gain or loss if the holding period of the securities is less than or equal to one year at the time of sale, exchange, or settlement.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the securities. Investors should note that the accompanying pricing supplement does not address the tax consequences to an investor holding the securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or as part of a constructive sale transaction. An investor who holds any securities the return on which is based on or linked to the performance of the KBW Mortgage Finance Index or any underlying component thereof should discuss with its tax advisors the U.S. federal income tax consequences of investing in the securities (including the potential application of the “straddle” rules).
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking short positions in the stocks underlying the KBW Mortgage Finance Index, in options contracts on the index or its component securities listed on major securities markets, or positions in other available securities or instruments.  Such activity could decrease the index closing value of the underlying index on the pricing date, and therefore could effectively increase the amount by which the underlying index must decline on the determination dates before you would receive upon an early redemption or at maturity a payment that exceeds the stated principal amount of the securities.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2007	Page 5

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on whether (1) the index closing value is above or below the initial index closing value on any of the six determination dates (including the final determination date) and (2) the index value has increased to or above the trigger level at any time during the observation period.

Diagram #1:  First Five Determination Dates

Diagram #2: Payout at Maturity if No Early Redemption

For more information about the payout upon early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

November 2007	Page 6

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Hypothetical Examples
The following tables illustrate the payout on the securities for a range of hypothetical index closing values on each of the six determination dates and, in Examples 6-10, to illustrate the effect of the trigger level, a hypothetical index value on a random interim date on which we assume the highest index value occurs.

The below examples are based on the following terms:

TERMS OF HYPOTHETICAL EXAMPLES
Stated Principal Amount per Security	$1,000
Initial Index Value:	100
Trigger Level:	120
Redemption Amount in February 2008	$1,050 per security
Redemption Amount in May 2008	$1,100 per security
Redemption Amount in August 2008	$1,150 per security
Redemption Amount in November 2008	$1,200 per security
Redemption Amount in February 2009	$1,250 per security
Payment at Maturity (if the final index value is below the initial index value)	$1,300 per security

Determination Date	Example 1		Example 2		Example 3
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	85	$1,050	105	—	105	—
#2	—	—	87	$1,100	110	—
#3	—	—	—	—	95	$1,150
#4	—	—	—	—	—	—
#5	—	—	—	—	—	—
Total Payout	$1,050in February 2008		$1,100 in May 2008		$1,150 in August 2008

Determination Date	Example 4		Example 5		Example 6
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	105	—	105	—	105	—
#2	110	—	110	—	110	—
#3	115	—	115	—	115	—
#4	90	$1,200	105	—	105	—
#5	—	—	99	$1,250	95	$1,250
Random interim date	—	—	—	—	130	—
Total Payout	$1,200 in November 2008		$1,250 in February 2009		$1,250 in February 2009

In Examples 1 through 5, the values of the underlying index fluctuate over the term of the securities and the underlying index closes below the initial index value of 100 on one of the first five determination dates.  However, each example produces a different early redemption payment because the index closing values are less than the initial index value on different determination dates.  Because the index closing value is less than the initial index value on one of the first five determination dates, the securities are automatically redeemed as of the corresponding determination date.  Additionally, Example 6 illustrates that the appreciation of the index to or above the trigger level during the observation period does not affect the payout if the securities are automatically redeemed on one of the first five determination dates.

November 2007	Page 7

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Determination Date	Example 7		Example 8		Example 9		Example 10
	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout	Hypothetical Index Value	Payout
#1	103	—	103	—	103	—	103	—
#2	115	—	115	—	115	—	115	—
#3	110	—	110	—	110	—	110	—
#4	100	—	100	—	100	—	100	—
#5	102	—	102	—	102	—	102	—
Final determination date	60	$1,300	105	$1,000	115	$850	140	$600
Random interim date	130	—	118	—	123	—	140	—
Total Payout at Maturity		$1,300		$1,000		$850		$600

▪
In Example 7, on the final determination date, the index closing value has decreased to 40% below the initial index value to 60, and the payment at maturity equals $1,300 per security, representing a 30% return on your investment.  Even though the index value increased above the trigger level on the random interim date, the payment at maturity is unaffected because the index closing value on the final determination date is less than the initial index value.

▪
In Example 8, on the final determination date, the index closing value has increased 5% above the initial index value to 105.  But, because the index value has not increased to or above the trigger level at any time during the observation period, the payment at maturity equals $1,000 per security.

▪
In Example 9, on the final determination date, the index closing value has increased to 115, which is 15% above the initial index value.  Because the index value increased to 123 on the random interim date, which is 23% above the initial index value and is above the trigger level, the payment at maturity equals the $1,000 stated principal amount times an index performance factor of 0.85, which results in a payment at maturity of $850 per security, representing a loss of 15%.

▪
In Example 10, on the final determination date, the index closing value has increased to140, which is 40% above the initial index value.  Because the index value has increased above the trigger level, the payment at maturity equals the $1,000 stated principal amount times an index performance factor of 0.6, which results in a payment at maturity of $600 per security, representing a loss of 40%.

November 2007	Page 8

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

Structure Specific Risk Factors

▪
Securities do not pay interest nor guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest nor guarantee payment of the principal amount at maturity.  Instead, if the securities have not previously been automatically redeemed prior to maturity, you will receive, at maturity, for each security that you hold an amount in cash based upon the value of the underlying index, which may be less than the stated principal amount and may be zero, if the underlying index has moved above the trigger level at any time during the observation period.

▪
Appreciation potential is limited.  The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity to a maximum of $1,300 to $1,360, to be determined on the pricing date, regardless of any larger decline in the index.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  Furthermore, the early redemption feature may limit the term of your investment to as short as three months.

▪
Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value and volatility of the underlying index, whether the index value has been at or above the trigger level at any time during the observation period, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and creditworthiness of the issuer.  As a result, the market value of the securities will vary and may be less than par at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

▪
An investment in the securities could expose you to concentrated risk.  All of the component stocks of the underlying index are issued by companies whose primary lines of business are directly associated with the U.S. mortgage finance industry.  As a result, investment in the securities will be concentrated in one industry.

▪
Adjustments to the underlying index could adversely affect the value of the securities.  KBW is responsible for calculating and maintaining the index.  KBW can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the underlying index.  KBW may discontinue or suspend calculation or dissemination of the index at any time.  Any of these actions could adversely affect the value of the securities.  KBW may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the underlying index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities will be an amount based on the closing prices of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the index last in effect prior to such discontinuance.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

November 2007	Page 9

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet―General Information―Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying pricing supplement.

Other Risk Factors

▪
Secondary trading may be limited.  The securities will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the securities but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker for the securities, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed.  Because it is not possible to predict whether the securities will be liquid or illiquid, you should be willing to hold your securities to maturity.

▪
Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the index.  MS & Co. and other affiliates of ours have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks underlying the underlying index, as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the value of the underlying index and, as a result, could decrease the level below which the underlying index must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the underlying index on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.  As calculation agent, MS & Co. will calculate the payment we will pay to you at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity.  The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the securities.

November 2007	Page 10

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Information about the KBW Mortgage Finance IndexSM

KBW Mortgage Finance Index
The KBW Mortgage Finance Index is calculated, maintained and published daily, by Keefe, Bruyette & Woods, Inc. (“KBW”).  The underlying index is a float-adjusted modified capitalization-weighted index of 24 companies designed to effectively represent the performance of the U.S. mortgage finance industry.  The companies included in the underlying index, their ticker symbols, the exchanges upon which they are principally listed and their weighting percentages on October 29, 2007 are:

Name	Ticker	Primary Exchange	% Weight
Federal Home Mortgage Corporation (Freddie Mac)	FRE	New York	9.521%
Federal National Mortgage Association (Fannie Mae)	FNM	New York	8.782%
Washington Mutual Inc.	WM	New York	7.557%
Hudson City Bancorp Inc.	HCBK	NASDAQ	6.932%
Astoria Financial Corp	AF	New York	5.537%
Countrywide Financial Corp	CFC	New York	5.521%
NewAlliance Bancshares Inc.	NAL	New York	5.068%
First Niagara Financial Group Inc.	FNFG	NASDAQ	4.755%
New York Community Bancorp Inc.	NYB	New York	4.564%
Washington Federal Inc.	WFSL	NASDAQ	4.288%
First Horizon National Corp	FHN	New York	4.118%
FirstFed Financial Corp	FED	New York	3.932%
Sovereign Bancorp Inc.	SOV	New York	3.667%
Popular Inc.	BPOP	NASDAQ	3.641%
Downey Financial Corp	DSL	New York	3.509%
Fidelity National Financial Inc.	FNF	New York	3.284%
D. R. Horton, Inc.	DHI	New York	3.056%
The PMI Group Inc.	PMI	New York	2.704%
IndyMac Bancorp	IMB	New York	2.545%
MGIC Investment Corp	MTG	New York	2.254%
Flagstar Bancorp Inc.	FBC	New York	1.414%
Bankunited Financial Corp	BKUNA	NASDAQ	1.355%
Trustco Bank Corp NY	TRST	NASDAQ	1.19%
Corus Bankshares Inc.	CORS	NASDAQ	0.808%

For additional information about the underlying index, see the information set forth under “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

License Agreement between Keefe, Bruyette & Woods, Inc. and Morgan Stanley. The underlying index is composed and calculated by KBW without regard to the licensee or the securities.  The securities are not sponsored, endorsed, sold or promoted by KBW.  “Keefe, Bruyette & Woods,” “KBW Mortgage Finance IndexSM,” and “MFXSM” are service marks of Keefe, Bruyette & Woods, Inc. and have been licensed for use for certain purposes by Morgan Stanley.  Such use is not sponsored, endorsed, sold or promoted by Keefe Bruyette & Woods, Inc., and Keefe Bruyette & Woods, Inc. makes no representation regarding the advisability of investing in the securities.  See “Description of Securities—License Agreement between Keefe, Bruyette & Woods, Inc. and Morgan Stanley” in the accompanying preliminary pricing supplement.

November 2007	Page 11

Bear Market Auto-Callable Securities due June 1, 2009
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

Historical Information
The table below sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2002 through to October 29, 2007.  The index closing value on October 29, 2007 was 68.55.  The graph following the table sets forth the historical performance of the underlying index for the period from January 1, 2002 through to October 29, 2007.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the levels of the underlying index on any determination date.

KBW Mortgage Finance Index	High	Low	Period End
2002
First Quarter	69.06	62.04	67.42
Second Quarter	74.52	67.39	70.04
Third Quarter	70.76	58.21	58.21
Fourth Quarter	64.58	54.50	62.78
2003
First Quarter	66.73	57.94	61.28
Second Quarter	73.05	62.43	68.63
Third Quarter	75.31	68.72	73.68
Fourth Quarter	83.80	75.21	82.97
2004
First Quarter	96.37	82.23	93.65
Second Quarter	95.45	87.08	92.34
Third Quarter	97.06	90.12	94.45
Fourth Quarter	100.86	90.15	100.86
2005
First Quarter	99.98	90.25	91.42
Second Quarter	98.16	87.66	96.96
Third Quarter	100.31	89.74	91.49
Fourth Quarter	97.05	86.19	95.55
2006
First Quarter	100.73	94.87	97.63
Second Quarter	102.03	93.89	96.13
Third Quarter	97.12	91.50	96.66
Fourth Quarter	103.97	95.82	102.33
2007
First Quarter	103.89	89.41	92.64
Second Quarter	101.31	90.26	92.98
Third Quarter	94.57	75.52	79.41
Fourth Quarter (through October 29, 2007)	83.28	65.84	68.55

Underlying Index Performance January 1, 2002 through October 29, 2007

November 2007	Page 12